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                                  F O R M    3

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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

 Mossa                              William
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(Last)                              (First)                             (Middle)
                          c/o New Frontier Media, Inc.
                             7007 Winchester Circle
                                   Suite 200
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                                    (Street)

                             Boulder, Colorado 80301
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(City)                               (State)                               (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

                                    10/21/02
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker of Trading Symbol

                         New Frontier Media, Inc. - NOOF
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

[   ] Director
[   ] 10% Owner
[ X ] Officer (give title below)
[   ] Other (specify below)

VP - Sales/CSB
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6. If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group filing (Check Appropriate Line)

[X] Form filed by One Reporting Person
[ ] Form filed by More Than One Reporting Person
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

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                                       TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security (Instr. 4)                        2. Amount of Securities      3. Ownership Form:      4. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or           Beneficial
                                                          (Instr. 4)                   Indirect (I)            Ownership
                                                                                       (Instr 5.)              (Instr. 5)
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
Common Stock                                                    0
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* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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             TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security   2. Date             3. Title and                 4. Conversion  5. Ownership     6. Nature of
   (Instr. 4)                        Exercisable         Amount of                    Or Exercise    Form of          Indirect
                                     and                 Securities                   Price of       Derivative       Beneficial
                                     Expiration          Underlying                   Derivative     Security:        Ownership
                                     Date (Month/        Derivative                   Security       Direct           (Instr. 5)
                                     Day/Year)           Security                                    (D) or
                                                         (Instr. 4)                                  Indirect (I)
                                                                                                     (Instr. 5)
                                  -----------------   -----------------             ------------- ---------------   ------------
                                  Date      Expira-                      Amount or
                                  Exer-     tion                         Number
                                  cisable   Date      Title              of Shares
                                  -------   -------   -----              ---------
Stock Option                      (1)       11/2/08   Common Stock         15,000       $1.00           D
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Stock Option                      (2)       12/29/09  Common Stock          5,000       $5.50           D
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Stock Option                      (2)       12/4/10   Common Stock         30,000       $2.00           D
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Stock Option                      (2)       5/21/11   Common Stock         20,000       $3.54           D
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Stock Option                      (2)       1/3/12    Common Stock         20,000       $3.50           D
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Explanation of Responses:
(1) The option became exercisable in two equal installments beginning on November 3, 2000.
(2) The option becomes exercisable in three equal installments beginning on the first anniversary of the date of the grant.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 785(a).
Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.
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                /s/ William Mossa                      10/21/02
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                Signature of Reporting Person            Date